Exhibit 99.1

For More Information Contact:

Joseph Vukson

3Com Corporation

508-323-1228

joseph_vukson@3com.com

3COM CORPORATION NAMES JAMES M. FIEGER TO LEAD

WORLDWIDE SALES ORGANIZATION

Industry Veteran to Leverage Proven Track Record of Success in Selling to Global Enterprises;

Brings Growth and Transformation Experience to 3Com

MARLBOROUGH, Mass., April 6, 2005 – 3Com Corporation today announced that James M. Fieger has joined the company as Senior Vice President, Worldwide Sales and Service. With more than 20 years of experience in building results-oriented, global sales teams, Fieger will help accelerate the company’s worldwide sales and expand its global footprint.  He will report directly to President and CEO Bruce Claflin.

“Throughout his career, James has driven efficient and profitable growth and has led turnaround initiatives in strategic global regions,” said Bruce Claflin, 3Com’s president and chief executive officer.  “His experience will help 3Com execute its strategy to be the leading provider of secure, converged networking solutions to enterprises of all sizes, and I am excited to welcome him to our team.”

“With our broad portfolio of voice over IP, security and networking products and solutions, as well as our loyal channel partners, 3Com has a tremendous opportunity to become a dominant player in the enterprise networking industry,” added Fieger. “Moving forward, my focus is to build on the company’s momentum in the enterprise and small business markets, and capitalize on high growth opportunities around the world.”

Fieger’s experience includes managing Lotus Development Corporation’s worldwide field organization, where he achieved $1.3 billion in revenue and oversaw the 5000-person group. Additionally, while at Lotus, he led a successful turnaround of the company’s ailing EMEA division, and established consolidated sales, marketing and product development operations in the Asia-Pacific Region. When IBM acquired Lotus in 1995, Fieger was selected to start a division to enable the IBM worldwide sales force to more effectively sell Lotus products and services. James led the development of a new IBM/Lotus enterprise account strategy and worldwide training program, which resulted in a significant increase in sales of Lotus products and IBM solutions through the IBM channel.

In addition to Lotus/IBM, Fieger has participated in several ventures, lending his experience and expertise in the areas of strategy development and sales/marketing operations. He served as chairman of Eisenworld Corporation, and since 2003 has been president of Technology Coast Partners, a firm he co-founded to help U.S. companies penetrate the Latin American market.

Fieger graduated with a M.A. in Latin American Studies from the University of Florida. Prior to that, he graduated with highest honors from the California State University at Chico with a B.A. in International Relations and Latin American Studies.

About 3Com Corporation

3Com Corporation (Nasdaq: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers.  When customers exercise choice, their choice is 3Com. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Copyright © 2005 3Com Corporation. 3Com and the 3Com logo are registered trademarks and Exercise Choice is a trademark of 3Com Corporation. All other company and product names may be trademarks of their respective holders.

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